EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports First Quarter 2017 Financial Performance

Company Achieves Record First Quarter Revenue, and Extends

Double-Digit Revenue Growth (Y-O-Y) to Eleven Consecutive Quarters

BRISBANE, California, May 1, 2017 ─ Cutera, Inc. (NASDAQ: CUTR) (“Cutera” or the “Company”), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2017.

Key operating highlights and financial performance for the first quarter of 2017, when compared to the first quarter of 2016, were as follows:

●	Revenue:
o	Increased 31% to a record first quarter $29.3 million, due primarily to 60% growth in North America product revenue. International product revenue also contributed growth of 14%.
o	Eleventh consecutive quarter of double-digit revenue growth.
o	Growth experienced by multiple products with particular strength from enlightenTM, the Company’s pico technology platform for tattoo removal and facial revitalization.
●

Gross Margin was 53%, lower than previous expectations, due primarily to a greater percentage of revenue coming from our enlighten systems and associated upgrades. Key reasons for the lower gross margin associated with enlighten products include:

o

Normal market seeding during the early launch phase inclusive of favorable pricing offered to our installed base to upgrade to enlighten III. The Company expects such upgrades to decline throughout the year;

o	Higher initial costs of our enlighten III system, that are expected to decline throughout the year; and
o	Continued increasing level of bundled transactions.

●	Continued discipline on expense and leveraging as Operating Expenses declined as a percent of revenue from 65% to 58%.
●	Profitability improved by $1.1 million, from a net loss of $2.1 million to a net loss of $1.0 million.
●	Cash, cash equivalents and marketable investments were $48.4 million, and the Company remains debt-free.
●	Repurchased $2.9 million of stock under our Board approved $10.0 million stock repurchase program.

James Reinstein, President and Chief Executive Officer of Cutera, stated, “We are very pleased to achieve a record level of revenue this past quarter resulting in our eleventh consecutive quarter of double-digit revenue growth, compared to the same period in the prior year. The growth is coupled with significant improvement in several operating metrics, illustrating the organization’s ability to leverage the strong revenue. Our 31% revenue growth was driven by multiple platforms within our product portfolio, with particular strength coming from our enlighten product in North America. Our financial performance in the first quarter of 2017, and overall trajectory, has the Company well positioned for continued growth in revenue, profits and cash generation.

“Lastly, I would be remiss if I did not mention my regret that Ron Santilli, EVP and Chief Financial Officer, informed me of his decision to resign. I greatly appreciate the short time that we have worked together as Ron has been very collaborative and welcoming of me in my early days at Cutera. Ron will remain with the Company until we find his successor and a smooth transition is complete. On behalf of everyone at Cutera, I’d like to thank Ron for his 16 years of service and wish him well.”

Product Updates

Initial market acceptance for the Company’s enlighten III system has been very positive and many practitioners believe it is the best-in-class three wavelength pico-laser on the market allowing them to remove all tattoo ink colors, enlighten III also provides PicoGenesisTM skin revitalization with improved efficacy and faster speeds than any other product on the market. The Company plans to continue to seek additional indications on its enlighten platform to increase the functionality and treatment options for our customers.

The Company continues to enhance its truSculptTM system for body sculpting. At the American Society for Laser Medicine & Surgery meeting in early April 2017, truSculpt 3D was launched with a new treatment method and higher frequency, resulting in increased efficacy and greater fat destruction. The truSculpt 3D will include a consumable revenue stream enabling the Company to share in the procedure income with its customers. This important technology improvement is critical for the Company to enable the truSculpt platform to become a more competitive offering in the body sculpting market. The Company expects to further enhance the platform in the second-half of this year to provide our customers with additional utility, efficacy and an improved return on their investment.

2017 Guidance:

The Company expects:

●

Revenue of approximately $32.0 million in the second quarter of 2017, and approximately $140.0 million for the full-year of 2017, compared to previous guidance of approximately $135.0 - $140.0 million.

●	Earnings Per Share: approximately $0.03 for the second quarter 2017, and $0.45 - $0.50 for the full year of 2017.
●	To Repurchase sufficient shares to maintain the fully diluted share count at approximately 14.0 million during 2017.

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on May 1, 2017. Participating in the call will be James Reinstein, President and Chief Executive Officer and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the internet hosted at the Investor Relations section of Cutera's website at http://www.ir.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on May 15, 2017. In addition, you may call 1-877-705-6003 if you wish to participate on the live call.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's plans to introduce and commercialize new products, ability to increase revenue, gather clinical data, reduce expenses, improve financial results, grow the Company’s market share, realize benefits from additional investment, achieve financial guidance, expand market penetration, generate cash from operations, and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 1st, 2017. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the first quarter ended March 31, 2017, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Net revenue	$29,299	$22,423
Cost of revenue	13,778	9,949
Gross profit	15,521	12,474
Gross margin %	53%	56%

Operating expenses:
Sales and marketing	10,773	8,716
Research and development	2,945	2,709
General and administrative	3,216	3,220
Total operating expenses	16,934	14,645
Loss from operations	(1,413)	(2,171)
Interest and other income, net	273	144
Loss before income taxes	(1,140)	(2,027)
Provision (benefit) for income taxes	(118)	24
Net loss	$(1,022)	$(2,051)

Net loss per share:
Basic and diluted	$(0.07)	$(0.16)

Weighted-average number of shares used in per share calculations:
Basic and diluted	13,840	13,010

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,	March 31,
	2017	2016	2016
Assets
Current assets:
Cash and cash equivalents	$11,443	$13,775	$6,265
Marketable investments	36,990	40,299	38,184
Cash, cash equivalents and marketable investments	48,433	54,074	44,449

Accounts receivable, net	17,859	16,547	11,168
Inventories	15,672	14,977	13,475
Other current assets and prepaid expenses	2,403	2,251	1,953
Total current assets	84,367	87,849	71,045

Property and equipment, net	1,802	1,907	1,428
Deferred tax asset, net of current portion	394	377	376
Intangibles, net	-	2	87
Goodwill	1,339	1,339	1,339
Other long-term assets	389	380	419
Total assets	$88,291	$91,854	$74,694

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,089	$2,598	$2,570
Accrued liabilities	14,950	17,397	11,079
Deferred revenue	8,275	8,394	8,836
Total current liabilities	26,314	28,389	22,485

Deferred revenue, net of current portion	1,801	1,705	1,986
Income tax liability	169	168	127
Other long-term liabilities	565	582	507
Total liabilities	28,849	30,844	25,105

Stockholders' equity	59,442	61,010	49,589
Total liabilities and stockholders' equity	$88,291	$91,854	$74,694

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(1,022)	$(2,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,395	1,332
Depreciation and amortization	248	240
Other	(51)	12
Changes in assets and liabilities:
Accounts receivable	(1,305)	472
Inventories	(695)	(1,397)
Accounts payable	491	611
Accrued liabilities	(2,657)	(2,758)
Deferred revenue	(23)	(103)
Other	(166)	(402)
Net cash used in operating activities	(3,785)	(4,044)

Cash flows from investing activities:
Acquisition of property, equipment and software	(69)	(97)
Disposal of property and equipment	25	-
Net change in marketable investments	3,318	(624)
Net cash provided by (used) in investing activities	3,274	(721)

Cash flows from financing activities:
Repurchases of common stock	(2,700)	(279)
Proceeds from exercise of stock options and employee stock purchase plan	1,751	744
Taxes paid related to net share settlement of equity awards	(784)	(233)
Payments on capital lease obligations	(88)	(70)
Net cash (used in) provided by financing activities	(1,821)	162

Net decrease in cash and cash equivalents	(2,332)	(4,603)
Cash and cash equivalents at beginning of period	13,775	10,868
Cash and cash equivalents at end of period	$11,443	$6,265

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended		% Change
	Q1	Q1	Q1 '17 Vs
	2017	2016	Q1 '16
Revenue By Geography:
United States	$16,544	$11,054	+50%
International	12,755	11,369	+12%
	$29,299	$22,423	+31%
International as a percentage of total revenue	44%	51%

Revenue By Product Category:
Products
-North America	$14,460	$9,024	+60%
-International	8,532	7,489	+14%
Total Products	22,992	16,513	+39%
Service	4,824	4,467	+8%
Hand Piece Refills	499	564	-12%
Skincare	984	879	+12%
	$29,299	$22,423	+31%

	Three Months Ended
	Q1	Q1
	2017	2016
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$129	$141
Sales and marketing	420	376
Research and development	237	180
General and administrative	609	635
	$1,395	$1,332